EX.99.h.ii

Form of

AMENDMENT TO AGENCY SERVICES AGREEMENT

This AMENDMENT, dated as of November [12], 2018 (the "Amendment"), is to the AGENCY SERVICES AGREEMENT, dated as of June 10, 2011, (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between FQF TRUST, a Delaware statutory trust(the “Trust”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”).

NOW, THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

1.	Amendments. The Trust and J.P. Morgan hereby agree to amend the Agreement as follows:

a.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto

2.	Miscellaneous.

a.	This Amendment may be executed in counterparts each of which will be deemed an original.

b.	All references to the "Agreement" shall refer to the Agreement, as amended by this Amendment.

c.	This Amendment shall be effective as of the date first written above.

d.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain unchanged and the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FQF TRUST

By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

EX.99.h.ii

EXHIBIT A

LIST OF FUNDS

AGFiQ U.S. Market Neutral Momentum Fund

AGFiQ U.S. Market Neutral Value Fund

AGFiQ U.S. Market Neutral Size Fund

AGFiQ U.S. Market Neutral Anti-Beta Fund

AGFiQ Hedged Dividend Income Fund

AGFiQ Equal Weighted High Momentum Factor Fund

AGFiQ Equal Weighted Low Beta Factor Fund

AGFiQ Equal Weighted Value Factor Fund